Exhibit 3.1

Execution Version

AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

USHG ACQUISITION CORP.

December 27, 2022

USHG Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “USHG Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 4, 2020 and was subsequently amended and restated by the filing of (a) the Corporation’s Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on December 18, 2020 and (b) the Corporation’s Second Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on February 24, 2021 (the “Second Amended and Restated Certificate”).

2. This Amendment to the Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

3. The text of Section 9.2(a) of Article IX is hereby amended and restated to read in full as follows:

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed, out of the funds legally available therefor, upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Section 9.2(b) and Section 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.

4. The text of Section 9.2(e) of Article IX is hereby amended and restated to read in full as follows:

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.

5. Section 9.2(f) of Article IX is hereby deleted in its entirety.

6. The text of Section 9.7 of Article IX is hereby amended and restated to read in full as follows:

Section 9.7 Additional Redemption Rights. If, in accordance with Section 9.1(a), any amendment is made to this Second Amended and Restated Certificate of Incorporation (a) to modify the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination within 24 months from the date of the closing of the Offering, or (b) with respect to any other provisions of this Second Amended and Restated Certificate of Incorporation relating to stockholders’ rights or pre-initial Business Combination activity, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes and expenses related to the administration of the Trust Account, divided by the number of then outstanding Offering Shares.

[Signature Page Follows]

IN WITNESS WHEREOF, USHG Acquisition Corp. has caused this Amendment to the Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

USHG ACQUISITION CORP.

By:	/s/ Adam D. Sokoloff
Name: Adam D. Sokoloff
Title: Chief Executive Officer

[Signature Page to Amendment to the Second Amended and Restated Certificate of Incorporation of USHG Acquisition Corp.]